SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report: January 26, 2005

CORTLAND BANCORP
(Exact name as specified in its charter)

Ohio	000-13814	34-1451118

(State or other jurisdiction of incorporation)	(Commission File Number	(I.R.S. Employer Identification No.)

194 West Main Street, Cortland, Ohio 44410

(Address of principal executive officer, including Zip Code)

Registrant’s telephone number, including area code: (330) 637-8040

[not applicable]

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

     On January 25, 2005 Cortland Bancorp’s board of directors adopted resolutions formalizing compensation and health care benefit arrangements for current and future retired directors of its subsidiary bank, The Cortland Savings and Banking Company. Specifically, in exchange for a retired bank director’s attendance at board meetings for up to ten years after retirement, the Emeritus Director will be paid $250 for each meeting attended. Additionally, the Director Emeritus will be permitted to continue his participation in The Cortland Savings and Banking Company’s health care plan after retirement, without time limitation. However, the Emeritus Director will be responsible for paying to the bank 100% of the bank’s cost for maintaining coverage, currently a premium of $298 monthly. After the death of an Emeritus Director, the retired director’s spouse will be permitted to maintain health care coverage for the widowed spouse’s lifetime but will similarly be responsible for paying to the bank 100% of the bank’s cost for maintaining coverage.

     Compensation of the bank’s Emeritus Directors, and continued health care coverage for those retired directors and their widowed spouses electing to participate in such coverage, is a practice of long standing. However, as a result of the board’s action at the January 25, 2005 meeting, the practice has been modified so that attendance by Emeritus Directors at board meetings is now a condition to receipt of compensation, the period during which a retired director may continue to receive director emeritus compensation is now limited to ten years, and Emeritus Directors and their widowed spouses will be responsible for the full cost of maintaining health care coverage. Currently, there are two Directors Emeritus and three widowed spouses of retired directors affected by the board's January 25, 2005 action. Two other widowed spouses of retired directors are governed by separate individual agreements, and are unaffected by these changes.

     A recently retired director and Cortland Bancorp’s nonemployee directors are also parties to Director Retirement Agreements and associated split dollar life insurance agreements with Cortland Bancorp. Those agreements are not affected by the board’s January 25, 2005 action.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORTLAND BANCORP
	By:	/s/ Rodger W. Platt

Rodger W. Platt, Chairman and President
Date: January 26, 2005